 As filed with the Securities and Exchange Commission on June 10, 2020

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TITAN MACHINERY INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	45-0357838
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation	Identification Number)
or Organization)

644 East Beaton Drive
West Fargo, ND 58078
(Address of Principal Executive Office and Zip Code)

Amended and Restated Titan Machinery Inc. 2014 Equity Incentive Plan
(Full Title of the Plan)

David J. Meyer
Chief Executive Officer
Titan Machinery Inc.
644 East Beaton Drive
West Fargo, ND 58078
(701) 356-0130
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John J. Zak, Esq.
Hodgson Russ LLP
The Guaranty Building
140 Pearl Street, Suite 100
Buffalo, New York 14202-4040
(716) 848-1253

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller Reporting Company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock issuable under the Amended and Restated Titan Machinery Inc. 2014 Equity Incentive Plan	550,000 shares	$10.30	$5,665,000	$736

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein and any additional securities which may become issuable pursuant to anti-dilution provisions of the plan.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act of 1933, as amended (the "Securities Act") based upon the average of the high and low prices of the Registrant’s common stock, par value $0.00001 per share (the "Common Stock") on June 4, 2020, as reported on the Nasdaq Stock Market.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Titan Machinery Inc. (the “Company”) to cover 550,000 shares of Common Stock authorized for issuance under the Amended and Restated Titan Machinery Inc. 2014 Equity Incentive Plan (the “Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.  Plan Information.*
Item 2.  Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC") and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference
        The following documents previously filed with the SEC are incorporated by reference in this Registration Statement:

(a)
The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020 filed with the SEC on April 7, 2020 (the “Form 10-K”), that contains audited consolidated financial statements of the Company for the fiscal year ended January 31, 2020;

(b)	The Company’s Current Report on Form 10-Q, filed with the SEC on June 4, 2020;
(c)	The Company’s Current Reports on Form 8-K filed with the SEC on April 6, 2020 and June 9, 2020;
(d)	The Company's Definitive Proxy Statement for the Annual Meeting of Stockholders held on June 8, 2020 filed with the SEC on April 24, 2020;
(e)	The description of Common Stock set forth in Exhibit 4.3 to the Form 10-K; and
(f)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Form 10-K referred to in (a) above (other than information contained in Current Reports on Form 8-K that is furnished, but not filed).

In addition, any and all documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.
Item 4.  Description of Securities
        Not applicable.
Item 5.  Interests of Named Experts and Counsel
        Not applicable.
Item 6.  Indemnification of Directors and Officers
Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation. Our bylaws provide that we will indemnify and advance expenses to our directors and officers (and may choose to indemnify and advance expenses to other employees and other agents) to the fullest extent permitted by the DGCL, subject to certain procedural and other requirements set forth in the bylaws; provided, however, that in the event the Company enters into an indemnification agreement with such directors or officers, such agreement controls, unless specified otherwise in such agreement. Our bylaws also permit us to carry insurance, which we have obtained, on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit indemnification.
 Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:
•breach of a director’s duty of loyalty to the corporation or its stockholders;
•act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payment of dividends or redemption of shares; or
•transaction from which the director derives an improper personal benefit.
Our certificate of incorporation provides that our directors are not personally liable for breaches of fiduciary duties to the fullest extent permitted by the DGCL.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.
Section 145(g) of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation. Our bylaws permit us to secure, and we have secured, insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit indemnification.
As permitted by the DGCL, we have entered into indemnification agreements with each of our directors and officers that require us to indemnify such persons against various actions including, but not limited to, third-party actions where such director or officer, by reason of his or her corporate status, is a party or is threatened to be made a party to an action, or by reason of anything done or not done by such director or officer in any such capacity. We intend to indemnify directors and officers against all costs, judgments, penalties, fines, liabilities, amounts paid in settlement by or on behalf such directors and officers, and for any expenses actually and reasonably incurred by such directors and officers in connection with such action, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. We also intend to advance to our directors and officers expenses (including attorney’s fees) incurred by such directors or officers in advance of the final disposition of any action after the receipt by the corporation of a statement or statements from directors or officers requesting such payment or payments from time to time, provided that such statement or statements are accompanied by an undertaking, by or on behalf of such directors or officers, to repay such amount if it shall ultimately be determined that they are not entitled to be indemnified against such expenses by the Company.
The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification or advancement of expenses, including, among others, provisions about providing notice to the Company of any action in connection with which a director or officer seeks indemnification or advancement of expenses from the Company, and provisions concerning the determination of entitlement to indemnification or advancement of expenses.
Item 7.  Exemption From Registration Claimed
        Not applicable.
Item 8.  Exhibits
        The following exhibits are filed as part of this Registration Statement or, where so indicated, have been previously filed and are incorporated herein by reference.

Exhibit
Number	Exhibit Description

99.1
Amended and Restated Titan Machinery Inc. 2014 Equity Incentive Plan, incorporated herein by reference to Exhibit 10.1 of the registrant's Current Report on Form 8-K filed with the Commission on June 9, 2020.

5.1	Opinion of Hodgson Russ LLP.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Hodgson Russ LLP, included in the opinion filed as Exhibit 5.1 hereto.
24	Power of Attorney (included on Signature Page).
Item 9.  Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.
(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Fargo, State of North Dakota, on June 10, 2020.

TITAN MACHINERY INC.
(the “Registrant”)

By	/s/ David J. Meyer
David J. Meyer, Chairman and Chief Executive Officer

(Power of Attorney)

Each of the undersigned constitutes and appoints David J. Meyer and Mark P. Kalvoda his/her true and lawful attorney-in-fact and agent, each acting alone, with full powers of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign the Form S-8 Registration Statement of Titan Machinery Inc. relating to the Company’s Amended and

Restated 2014 Equity Incentive Plan and any or all amendments or post-effective amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates listed below.

Signature	Title	Date

/s/ David J. Meyer	Chairman and Chief Executive	June 10, 2020
David J. Meyer	Officer (principal executive officer)

/s/ Mark P. Kalvoda	Chief Financial Officer, Treasurer &	June 10, 2020
Mark P. Kalvoda	Assistant Secretary (principal accounting officer)

/s/ Tony J. Christianson	Director	June 10, 2020
Tony J. Christianson

/s/ Stanley K. Dardis	Director	June 10, 2020
Stanley K. Dardis

/s/ Stan Erickson	Director	June 10, 2020
Stan Erickson

/s/ Christine Hamilton	Director	June 10, 2020
Christine Hamilton

/s/ Jody Horner	Director	June 10, 2020
Jody Horner

/s/ Richard L. Mack	Director	June 10, 2020
Richard L. Mack